CONFIDENTIAL SEVERANCE AND RELEASE AGREEMENT

This Confidential Severance and Release Agreement (the “Agreement”) is entered into by and between Ian Aaron (hereinafter “Employee”) on the one hand, and Twistbox Entertainment, Inc., as successor-in-interest to the WAAT Corporation and Mandalay Media, Inc. (”Mandalay”) (collectively hereinafter the “Company”) on the other hand.

RECITALS

A.           WHEREAS, Employee is currently employed by Twistbox Entertainment, Inc. as the President and Chief Executive Officer pursuant to an employment agreement dated May 16, 2006, as amended December 30, 2007, February 12, 2008 and March 16, 2009 (collectively hereinafter the “Employment Agreement”).  Employee is also currently President and Chief Executive Officer of WAAT Media Corp.;

B.           WHEREAS, Employee is currently a Director on the Boards of Directors of Twistbox Entertainment, Inc., WAAT Media Corp., Twistbox Entertainment Ltd., Twistbox Games Ltd., Twistbox Games Ltd. & Co KG, Mandalay, and AMV Holding Ltd. (collectively hereinafter the “Boards”);

C.           WHEREAS, Employee seeks to resign his position as President and Chief Executive Officer of Twistbox Entertainment, Inc. and WAAT Media Corp.  Employee also seeks to resign from his Director positions on the Boards;

D.           WHEREAS, the Company has accepted Employee’s resignation as President and Chief Executive Officer of Twistbox Entertainment, Inc. and WAAT Media Corp., and his resignation from the Boards;

E.           WHEREAS, this Agreement shall supersede Employee’s Employment Agreement and shall render the Employment Agreement null and void; and

F.           WHEREAS, it is now the desire of the parties to compromise, settle, waive and release all claims of whatever kind or description which Employee may have against Releasees, as defined herein.

NOW, THEREFORE,  in consideration of the recitals which are incorporated into this Agreement and the mutual promises and covenants set forth herein, the parties do hereby agree as follows:

AGREEMENT

1.      Separation of Employment. Employee’s last day of employment with the Company will be October 7, 2009 (the “Separation Date”).  On the Separation Date and thereafter, Employee will have no authority to act on behalf of the Company or any of its subsidiary, related or affiliated entities in any capacity.

2.      Board of Directors.  By executing this Agreement, Employee hereby resigns from the Boards, and each of them, effective on the Separation Date.  On the Separation Date and thereafter, Employee will have no authority to act on or behalf of the Boards, or any of them, in any capacity.

3.      Outstanding Expenses.  Employee shall receive, in cash, any outstanding business-related reimbursements which shall be paid promptly in accordance with Company policy, including provision by Employee of supporting documentation as required by Company policy.

4.      Separation Pay, Accrued Vacation and Benefits.  The Company agrees that provided Employee signs this Agreement and does not revoke this Agreement as set forth in Paragraph 11, below, the Company shall:

(a)           Extend the time period in which Employee may exercise (i) 400,000 shares which represents the vested portion of the option to purchase 600,000 shares of the common stock of Mandalay issued pursuant to an option agreement dated February 12, 2008  and (ii) 54,725 fully vested options issued under an option agreement dated December 6, 2006 (collectively, the “Vested Options”), to a period commencing on the date hereof and terminating on the earlier of (x) September 30, 2010 and (y) ninety (90) days following the date that Employee shall first be eligible to sell shares of Mandalay’s common stock under a registration statement with respect shares of common stock of Mandalay issuable under the Employee’s Vested Options filed with the Securities Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), shall have been declared effective by the Commission, provided that in any event the Vested Options shall expire on the latest option expiration date set forth in the foregoing option agreements.  Except as set forth herein, the Vested Options shall continue in force and effect pursuant to the terms of the option agreements and the stock plan referenced therein. The Employee hereby acknowledges that as of the Separation Date, Employee shall no longer continue to vest with regard to any other outstanding, unvested stock options provided by the Company, all of which shall be cancelled.

(b)           Provide severance to Employee by hereby modifying that certain Restricted Stock Agreement dated March 16, 2009 (the "Restricted Stock Agreement") so that, notwithstanding anything to the contrary contained in the Restricted Stock Agreement, the Lapsing Forfeiture Right of Mandalay shall be deemed to have terminated on the Separation Date and, except for the Vested Shares (as defined below), all shares of restricted stock that are subject to the Restricted Stock Agreement shall vest in full and shall be delivered to Employee on the earlier of the following dates (such date being referred to as the "Vesting Date"): (i) March 31, 2010 and (ii) the occurrence of a Change in Control (as defined in the Restricted Stock Agreement).  For the avoidance of doubt, the parties make the following acknowledgments with respect to the Restricted Stock Agreement: (i) the Restricted Stock Agreement provided for the issuance to Employee of 504,218 shares of common stock of Mandalay at a price per share of $0.0001; (ii) 153,858 shares vested on March 16, 2009 of which (x) 62,011 of these shares were retained by the Company, pursuant to Section 7 of the Restricted Stock Agreement, as payment of applicable income and withholding taxes related to issuance of such common stock, and (y) 91,847 of which are being held in escrow pursuant to the provisions of Section 2.1(e) of the Restricted Stock Agreement, (iii) 192,938 additional shares vested through the Separation Date of which (x) 69,700 of these shares were retained by the Company, pursuant to Section 7 of the Restricted Stock Agreement, as payment of applicable income and withholding taxes related to issuance of such common stock and (y) 123,238 of which are being held in escrow pursuant to the provisions of Section 2.1(e) of the Restricted Stock Agreement (together with the shares referenced in clause (b)(ii)(y) above, the "Vested Shares") and (iv) 157,422 shares (the "Un-Vested Shares") will vest in full and shall be delivered to Employee effective as of the Vesting Date, and (iv) certificates representing all Vested Shares and Un-Vested Shares (less any shares withheld as payment of withholding taxes as provided in Section 7 of the Restricted Stock Agreement) will be delivered to Employee or a designated brokerage account, without legend (to the extent permissible under applicable securities law) as soon as reasonably possible but in no event later than April 10, 2010.  Without limiting any remedy that the Company may have for breach by Employee of any provision of this Agreement or any surviving provision of the Employment Agreement, the Company shall have the right to cancel all or part of the Un-Vested Shares, if prior to the Vesting Date, Employee materially breaches the provisions of Sections 9(c) (Non-Solicitation of Customers) or 9(d) (Non-Solicitation of Employees) of the Employment Agreement, and such breach is continuing for fifteen days following delivery by the Company of written notice thereof to Employee.

(c)           In full satisfaction of Employee’s accrued, unused vacation pay, the Company shall issue 79,938 shares of common stock of Mandalay to Employee on March 31, 2010 and deliver a certificate representing all such shares to Employee or his designated brokerage account as soon as reasonably possible but in no event later than April 10, 2010.  The issuance of these shares have not been effectively registered under the Securities Act.  The Employee hereby represents and warrants that he is acquiring the shares for his own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such shares. The Employee understands that because the shares have not been registered under the Securities Act, the Employee must continue to bear the economic risk of the investment for an indefinite period of time. The Employee represents and warrants that the Employee (1) has been furnished with all information which it deems necessary to evaluate the merits and risks of the receipt of the shares, (2) has had the opportunity to ask questions concerning the shares and the Company and all questions posed have been answered to its satisfaction, (3) has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning the shares and the Company, (4) has such knowledge and experience in financial and business matters that the Employee is able to evaluate the merits and risks of investing in the shares and to make an informed investment decision relating thereto and (5) is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.  The Employee specifically acknowledges and agrees that any sales of the shares shall be made in accordance with the requirements of the Securities Act, in a transaction as to which the Company shall have received an opinion of counsel satisfactory to it confirming such compliance.

(d)           The Employee shall be bound by the provisions of the following legends which shall be endorsed upon the certificate evidencing the shares issued:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

“THESE SECURITIES HAVE NOT BEEN QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED (“CSL”), AND ARE ALSO RESTRICTED UNDER THE PROVISIONS OF THAT LAW.  THESE SECURITIES MUST BE HELD INDEFINITELY UNLESS THEY ARE SUBSEQUENTLY QUALIFIED UNDER THE CSL OR ARE OTHERWISE EXEMPT FROM QUALIFICATION UNDER THAT LAW.”

(e)           The Company shall reasonably cooperate with Employee, at the request of Employee, in connection with removing restrictive legends from shares of common stock of Mandalay now held or hereafter acquired by Employee under this Agreement, as permitted by law or agreement, and shall, at the Company’s sole cost, arrange for one or more opinions of counsel if necessary to remove the legends.

                                           (f)           Pay Employee’s and his eligible covered dependents’ COBRA continuation insurance coverage premiums for six (6) months following the Separation Date (the “Benefits”).

5.      Six Month Holdback.  Employee understands and agrees that, for a period ending on the Vesting Date, Employee may not transfer by gift, sale, operation of law, or otherwise, any of Employee’s shares in the Company, including but not limited to Employee’s shares of restricted common stock in Mandalay as referenced herein in Paragraph 4, without the prior written consent of the Company. The Company shall not be required to transfer any of the Employee’s shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Paragraph 5, or to treat as the owner of such shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such shares shall have been so sold, assigned or otherwise transferred, in violation of this Paragraph 5.

6.      Representations and Warranties.

(a)           Employee makes the following representations and warranties: (a) Employee acknowledges that the Separation Pay and Benefits set forth in Paragraph 4 are things to which Employee would not be entitled except for Employee’s decision to sign this Agreement and to abide by the terms of this Agreement; (b) Employee represents and warrants that, other than what is provided for in this Agreement, the Company has paid to Employee all wages owing and due to him by the Company as a result of Employee’s employment with and separation from the Company, including but not limited to all salary, bonuses, commissions, incentive pay, management fees, director fees, grants of stock, stock options, vacation pay, or any other remuneration in any type or form.

(b)           Company makes the following representation and warranty:  The members of the Board of Directors of the Company have no present actual knowledge of any material facts regarding the Employee or his conduct prior to the date of this Agreement that would support legal action by the Company against Employee for damages.

7.      Waiver and Release of Known and Unknown Claims By Employee.  In exchange for the agreements contained in this Agreement, Employee agrees unconditionally and forever to waive, release and discharge the Company and the Company’s past and present affiliated, related, parent and subsidiary entities, as well as their respective past and present owners, investors, lenders, members, managers, partners, officers, directors, employees, agents, representatives, successors and assigns, past and present (hereinafter the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, including but not limited to any claims, causes of action or demands of any nature arising out of or in any way relating to Employee’s employment with, or separation from the Company; provided, however, nothing herein shall be deemed a release or waiver of (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which Employee was entitled immediately prior to the Separation Date under the Company’s Bylaws, organizational documents, the Employment Agreement, or otherwise, (ii) Employee’s rights under any tax-qualified pension plan maintained by the Company or claims for accrued, vested benefits under any other employee benefit plan or COBRA, (iii) Employee’s rights as a stockholder of the Company and (iv) any rights under this Agreement.

This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery (sexual or otherwise); invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, bonuses, commissions, salary, severance pay, stock, stock options, attorneys’ fees, or other compensation of any sort; retaliation; discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category under federal, state or local law; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, the Family and Medical Leave Act, the California Family Rights Act, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other wrongful conduct of any kind, based upon events occurring prior to the date of execution of this Agreement.

Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Employee intends this release to be a full and comprehensive general release, waiving all claims, demands and causes of action, known and unknown, to the fullest extent permitted by law.  Nothing in this Agreement is intended to nor shall it be interpreted to release any claim which, by law, may not be released.

8.      Cooperation with Government Agencies.  Nothing in the release of claims set forth herein shall be construed as prohibiting Employee from bringing and/or participating in a future claim with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, or any other government agency; provided, however, that should Employee pursue and/or be involved with such an administrative action against the Releasees, or any of them, Employee agrees that he will not seek, nor shall he be entitled to recover, any monetary damages from any such proceeding.

9.      Knowing and Voluntary.  Employee represents and agrees that Employee is entering into this Agreement knowingly and voluntarily and that he is represented by counsel of his own choosing in connection with the negotiation and drafting of this Agreement. Employee affirms that no promise or inducement was made to cause him to enter into this Agreement, other than the Separation Pay and Benefits promised to Employee herein.  Employee further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his decision to sign this Agreement.

10.           Execution of Agreement.  Employee expressly acknowledges that he has been provided twenty-one (21) days to consider this Agreement and that he was informed that he has the right to consult with counsel regarding this Agreement, and that he has had the opportunity to consult with counsel.  To the extent that Employee has taken fewer than twenty-one (21) days to consider this Agreement, Employee acknowledges that he had sufficient time to consider the Agreement and to consult with counsel and that he does not desire additional time.

11.           Revocation. This Agreement is revocable by Employee for a period of seven calendar days following his execution of this Agreement.  The revocation must be in writing, must specifically revoke this Agreement, and must be received by the Company pursuant to Paragraph 17 prior to the eighth calendar day following the execution of this Agreement.  This Agreement becomes effective, enforceable and irrevocable on the eighth calendar day following Employee’s execution of this Agreement.

12.           No Disparagement.  The parties hereto agree that they will not criticize or disparage each other, or issue any communication, written or otherwise, that reflects adversely upon each other.  Employee further agrees not to communicate with the Company’s lenders or investors regarding the Company after the Separation Date.

13.           Protection of Confidential Information.  Employee acknowledges that during his employment with the Company, he had access to and became informed of confidential and proprietary and/or trade secret information concerning the Company and/or the Releasees that is not generally known to the public or competitors (collectively referred to as “Confidential Information”), including but not limited to: financial information; business plans and strategy; marketing plans and strategy; methods of operation; volume of business and profit margins; and lists of customers, suppliers, subscribers, or employees.  Employee agrees not to directly or indirectly make known, divulge, reveal, furnish, make available, disclose, or use any Confidential Information, except as compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof.  If Employee receives a court order or subpoena seeking any Confidential Information, Employee or his legal representative or attorney will notify the Company of such court order or subpoena within two (2) business days of receiving it, pursuant to the notice provision in Paragraph 17, below.

14.           Return of Confidential Information and Company Property.  To the extent that Employee had any Confidential Information in Employee’s possession, Employee represents and warrants that he has returned all such Confidential Information (whether maintained in hard copy or electronically) to the Company prior to signing this Agreement and that he has made no copies of any such Confidential Information for himself or for any other person or entity prior to returning the Confidential Information to the Company.  Employee further confirms that Employee has delivered to the Company any and all property and equipment of the Company, including laptop computers, electronic communication devices (e.g., cell phone, BlackBerry, etc.), identification cards, keys or key cards, and/or any other company property or equipment which may have been in Employee’s possession.

15.           Non-Disclosure of this Agreement.  Employee agrees not to disclose the terms of this Agreement, any claims he has or might have against the Company, or any of the facts and circumstances which gave rise to Employee’s resignation or which led to the execution of this Agreement, except in the following circumstances:

(a)           Employee may disclose the terms of this Agreement to Employee’s immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

(b)           As long as they are advised in writing of the confidential nature of this Agreement, Employee may disclose the terms of this Agreement to: (i) Employee’s tax advisors; (ii) taxing authorities if requested by such authorities; and (iii) Employee’s legal counsel.

(c)           Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement should that ever be necessary.

Notwithstanding anything to the contrary set forth in this Section 15, the non-disclosure provisions describe above shall not apply to any information that is publicly disclosed by the Company.

16.           Right to Injunctive Relief.  Employee acknowledges and agrees that if he violates any of the provisions in Paragraphs 13, 14 or 15, the Company shall be entitled to a restraining order or injunction against Employee, in addition to any other rights or remedies the Company may have.  Employee agrees to waive any requirement that the Company post a bond to obtain injunctive relief under this Paragraph.  The prevailing party in an action to enforce Paragraphs 13, 14 or 15 shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

17.           Notices.  Except where otherwise provided for in this Agreement, all notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by an authorized recipient and shall be deemed to have been duly given three (3) days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

For Employee:	Ian Aaron 345 S. Crescent Drive Beverly Hills, California, 90212

For Company:	Twistbox Entertainment, Inc. 14242 Ventura Blvd., 4th Floor Sherman Oaks, California, 91423 Attention: General Counsel

18.           Taxes/Withholdings.  All payments under this Agreement are subject to any applicable employment or tax withholdings or deductions.  In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be interpreted accordingly.  Employee hereby is advised to seek independent advice from Employee’s tax advisor(s) with respect to the application of Section 409A of the Code to any payments under this Agreement.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state or local laws.  The parties confirm and acknowledge that Employee shall have the right under the Restricted Stock Agreement and option agreements to remit all taxes due on option shares and restricted stock held by Employee as a result of lapse of repurchase rights prior to the date of this Agreement and as result of this Agreement, at Employee’s option either in cash or in kind by delivery of common stock of Mandalay.  The Company will timely remit to applicable taxing authorities all withholding taxes or other taxes it is required by law to remit in connection with the option shares and restricted stock held by Employee (including the amount of any withholding made pursuant to Section 7 of the Restricted Stock Agreement).

19.           Ongoing Cooperation.  Employee agrees that Employee will assist and cooperate with the Company in connection with the defense, prosecution or investigation of any claim that may be made against or by any of the Releasees, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee.  Employee and the Company further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Paragraph and this Agreement.

20.           Press Release.  Employee and Company agree that the separation of Employee’s employment from Company will be communicated to the public via the Press Release attached hereto as Exhibit A.

21.           Email Account and Message.  The Company agrees that it will maintain in effect, through January 15, 2010, Employee’s email account, which shall respond to incoming emails with the following message: “As of October 7, 2009 I am no longer employed with the Company.  If this is a personal matter, please contact me at email: ian@gmsllc.com or tel: +1(310) 926-2000.  If this is a Twistbox or Mandalay business matter, please contact Russell Burke at email: rburke@twistbox.com or tel: +1(818) 301-6222.”

22.           Binding Effect of this Agreement.  This Agreement is binding upon Employee and Employee’s successors, assigns, heirs, executors, administrators and legal representatives.

23.           No Admission.  This Agreement may not be cited as, and does not constitute any admission by the Company of, any violation of any law or legal obligation with respect to any aspect of Employee’s employment or separation from the Company or with respect to any other matter.  The Company specifically denies that it violated any law, statute, ordinance or regulation.

24.           Severability.  If any portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining portions of this Agreement. Each party agrees that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law.

25.           Entire Agreement.  This Agreement sets forth the entire agreement between the parties and fully supersedes all other oral or written understandings or agreements between the parties pertaining to Employee’s employment with and separation from the Company, including but not limited to the Employment Agreement.  Notwithstanding anything to the contrary contained in the Employment Agreement, Employee and the Company acknowledge and agree that no provisions of, or any covenants of either party contained in, the Employment Agreement shall be deemed to survive the Separation Date other than (i) the Company’s obligations under Section 13 (Indemnification) and 14 (Liability Insurance) of the Employment Agreement, which shall survive indefinitely, and (ii) Employee’s obligations under Section 9(c)(Non-Solicitation of Customers) and Section 9(d) (Non-Solicitation of Employees).  Employee and the Company agree that no promises, representations, or inducements have been made to either of them which caused either of them to sign this Agreement other than those which are expressly set forth herein.

26.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, all of which together will constitute one and the same agreement.  A facsimile copy or pdf copy of a party’s signature on this Agreement will be deemed as an original.

27.           Modification.  This Agreement may not be changed or altered, except by a writing signed by an authorized representative of the Company and by Employee.

28.           Governing Law.  This Agreement is entered into in the State of California, and the laws of the State of California will apply to any dispute concerning it, excluding the conflict-of-law principles thereof.

29.           Waiver.  The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

30.           Ambiguities.  Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated: October 7, 2009	/s/ Ian Aaron
Ian Aaron

Dated: October 7, 2009	/s/ David Mandell
By: David Mandell
Twistbox Entertainment, Inc.

Dated: October 7, 2009	/s/ James Lefkowitz
By: James Lefkowitz
Mandalay Media, Inc.

EXHIBIT A
Form of Press Release

Mandalay Media Announces Management Change

LOS ANGELES--(BUSINESS WIRE)--Mandalay Media, Inc. (OTCBB: MNDL.OB) announced today Mr. Aaron will be resigning his posts as President and CEO of Twistbox and Director of Mandalay Media, Inc. effective October 7, 2009 to pursue other interests. “Mr. Aaron was responsible for the successful acquisition and integration of AMV Holding and building our mobile business into a leading content and platform supplier for major operators globally. Ian is a dynamic person who I have worked with for many years and wish him success in his future endeavors”, stated Peter Guber Mandalay Co-Chairman.

"With more than 80% of our mobile business International, my departure coincides with the transitioning of our day-to-day operations overseas. Over the years, we have built a great management team and operations throughout Europe and I look forward to the Company’s continued growth and success", stated Mr. Aaron

About Mandalay Media, Inc.:

Managed by leading media and technology industry executives, the Company’s mission is to build a unique combination of new media distribution and content companies through acquisitions with domestic and foreign businesses with strong management teams and historical financial performance. Through its wholly-owned subsidiary Twistbox Entertainment, Inc., the Company is a leading global producer and publisher of mobile entertainment. Twistbox has exclusive licenses with industry-leading brands, direct distribution with more than 120 wireless operators in over 45 countries and provides an extensive portfolio of award-winning games, WAP sites and mobile TV channels. Its wholly-owned subsidiary AMV Holding Limited is a European leader in direct-to-consumer mobile Internet content and services.

For more information, please visit www.mandalaymediainc.com or www.twistbox.com.

Safe Harbor: This press release contains forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “estimate”, “expect”, “anticipate” or “believe” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause the Company’s results to differ materially from the expectations include the following: consumer demand for the Company’s products; consumer spending trends; fluctuations in the currencies of the countries in which the Company operates against the US dollar; timely development and release of the Company’s products; competition in the industry; the Company’s ability to manage expenses; the Company’s ability to manage and sufficiently integrate acquisitions of other companies; adverse changes in the securities markets; and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2009. The Company does not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.